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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Nations Flooring, Inc.
  (a Delaware Corporation)
Las Vegas, Nevada

    We hereby consent to the use in the Registration Statement on Form S-1 of our report which indicates the form of report we will be willing to issue dated February 9, 1996, except for the second paragraph in Note 6 as to which the date is April 15, 1996, the last paragraph in Note 7 as to which the date is March 31, 1996, and the last two paragraphs under basis of presentation in Note 1 as
to which the date is January   , 1997, relating to the consolidated balance
sheet of Nations Flooring, Inc. and subsidiaries (Successor Business) as of December 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the period from commencement of operations (June 2, 1995) to December 31, 1995. We also consent to the use in the Registration Statement on Form S-1 of our report dated February 9, 1996 relating to the balance sheet of Carpet Barn, Inc., a Nevada corporation (Predecessor Business), as of December 31, 1994 and the related statements of income, stockholder's equity and cash flows for the period from January 1, 1995 to June 1, 1995, and for the years ended December 31, 1994 and 1993. We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in such prospectus.

                                              MCGLADREY & PULLEN, LLP

Las Vegas, Nevada
January 15, 1997